Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC. ANNOUNCES AMENDMENT TO CREDIT FACILITY

OKLAHOMA CITY, June 25, 2020– PANHANDLE OIL AND GAS INC., “Panhandle” or the “Company,” (NYSE: PHX), today announced it has entered into an agreement with Bank of Oklahoma (“BOK”) during its scheduled borrowing base redetermination to amend its revolving credit facility. The amended facility reduces the Company’s borrowing base to $32 million effective June 24, 2020. Further details regarding this amendment are contained in a Current Report on Form 8-K filed with the SEC on June 25, 2020. The next regularly scheduled borrowing base redetermination is expected to occur in December 2020.

“I’d like to thank BOK for continuing to be an excellent partner and working collaboratively with Panhandle during this historic downturn in commodity prices,” commented Chad Stephens, President & CEO.

Mr. Stephens continued, “We are confident that the plan we have in place to weather the current industry downturn will help transform Panhandle into a better and stronger company. We have reduced G&A and taken other measures to allow us to withstand this downturn and are continuing to explore the sale of certain assets which will also improve our liquidity position. In addition, we expect to continue to apply any free cash flow to further reduce our debt.”

As of June 23, 2020, Panhandle had net debt of $27.7 million comprised of $30 million of debt outstanding and $2.3 million of cash on hand.

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral company with a strategy to proactively pursue the acquisition of additional minerals in our core areas of focus. Panhandle owns approximately 258,000 net mineral acres principally located in Oklahoma, North Dakota, Texas, New Mexico and Arkansas. Approximately 71% of this mineral count is unleased and undeveloped. Additional information on the Company can be found at www.panhandleoilandgas.com.